Exhibit 99.1

MESABI TRUST PRESS RELEASE

October 15, 2026 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Mesabi Trust Announcement of No Distribution

The Trustees of Mesabi Trust (NYSE: MSB) have determined that no distribution has been declared this quarter, and no distribution will be paid in November 2026, with respect to Units of Beneficial Interest. This compares to a thirty-four cents ($0.34) per Unit distribution declared for the same period last year.

The Trustees’ announcement today of declaring no distribution this quarter reflects consideration of several factors. The Trustees’ current distribution determination primarily reflects that the total royalty payments received by the Trust of $1,807,779 on July 30, 2026, from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), included no bonus royalty payment and were lower than the total royalty payments of $5,300,287 received by the Trust from Cliffs in July 2025.

As recently reported by the Trust in its two Current Reports on Form 8-K dated May 4, 2026 and July 31, 2026, based on Cliffs’ most recent quarterly royalty reports of shipments to an unaffiliated third party customer for the three months ended March 31, 2026 and June 30, 2026, during the current fiscal year, the Trust was credited with no bonus royalties (zero dollars) in each of Cliffs’ quarterly royalty reports. In its April 30, 2026 and July 30, 2026 quarterly royalty reports to the Trust, Cliffs reported that all deemed shipments out of Silver Bay for the relevant 2026 calendar quarter ends were priced below the 2026 adjusted bonus royalty threshold of $71.70 per ton.

The Trustees’ distribution announcement today also takes into account several other factors, including the desire to maintain adequate levels of the Trust’s unallocated reserve in order to meet current expenses for ongoing matters as well as those related to its pending arbitration and to maintain funds to address uncertainties resulting from Cliffs’ prior announcements regarding its vertical supply chain implementation. Other contributing factors included the current volatility of the iron ore and steel industries generally, national and global economic uncertainties, potential changes in trade laws, the volume of unfairly traded imports, the imposition or termination of international duties or tariffs and ongoing disturbances from global unrest.

The Trustees have received no specific updates on Cliffs’ plans for the current year concerning Northshore iron ore operations or Northshore’s production, sale or shipments of iron ore products.

Quarterly royalty payments from Cliffs and Northshore for iron ore production and shipments during the third calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due October 30, 2026, together with the quarterly royalty report. After receiving the quarterly royalty report and payment, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to Northshore operations and Cliffs during 2026 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, sales and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs and retaliatory tariffs, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and may be dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2026 (filed April 22, 2026) and each of its Quarterly Reports on Form 10-Q for the fiscal quarter ended April 30, 2026 (filed June 12, 2026) and for the fiscal quarter ended July 31, 2026 (filed September 11, 2026). Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit

Deutsche Bank Trust Company Americas

904-271-2520